EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact: Debbie Nalchajian-Cohen
Phone: 559-222-1322
Cell: 559-281-1312

CENTRAL VALLEY COMMUNITY BANK
NAMES JAMES M. FORD PRESIDENT AND CEO
AND CELEBRATES INVESTING IN RELATIONSHIPS FOR OVER 35 YEARS

Daniel J. Doyle, Bank CEO, retires as Bank executive, continuing service as Chairman of the Board; and Founding Director and Chairman of the Board since 1998, Daniel N. Cunningham, assumes the title of Lead Independent Director

FRESNO, CALIFORNIA…January 26, 2015… The Board of Directors of Central Valley Community Bancorp (Company) (NASDAQ: CVCY), a bank holding company and parent company of Central Valley Community Bank (Bank), headquartered in Fresno, California, announced today that James M. Ford, current President of Central Valley Community Bank has been appointed to President and Chief Executive Officer for Central Valley Community Bancorp and Central Valley Community Bank, effective February 1, 2015, in addition to assuming Board positions for both the Company and the Bank. As previously announced in February 2014, Daniel J. Doyle will retire from his Bank executive position as Chief Executive Officer, and will continue his involvement on the Board of Directors for the Company and the Bank in the capacity of Chairman of the Board; additionally, Daniel N. Cunningham, Founding Director and Chairman of the Board since 1998, will assume the title of Lead Independent Director for the Company and Bank, effective February 1, 2015. All other Board of Directors will remain in their current positions, including: Sidney B. Cox, Edwin S. Darden, Jr., F. T. “Tommy” Elliott, IV, Steven D. McDonald, Louis McMurray, William S. Smittcamp, and
Joseph B. Weirick.
“For 35 years, under the successful leadership of only two CEOs, the Bank has invested in the growth, relationships and success of our Valley’s businesses and communities. We congratulate Dan Doyle for his flawless four-decade banking career, 17 of which as our CEO. His rare and effective

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leadership has left a successful imprint on our Company. Together as Directors, we will continue to lead with the confidence that Jim Ford, our third President and CEO will build upon the strong and secure foundation laid for our Company and take it to even greater heights guided by integrity and the relationship banking service that has been our cornerstone since our founding,” stated Daniel Cunningham, Chairman of the Board for Central Valley Community Bancorp.
Ford, a 34-year banking veteran first joined Central Valley Community Bank in February 2014 as President, leading the Bank alongside Dan Doyle, CEO of Central Valley Community Bank.
“I am honored to lead Central Valley Community Bank and our incredible team of bankers, continuing the legacy of service established by Dan Doyle and our Founding President and CEO, Don Bruegman. As we celebrate the Bank’s 35th anniversary, we reflect on the accomplishments of these great leaders and our continued passion for investing in the relationships of our customers and the communities we serve. In honor of that legacy, 35 contributions of $1,000 each will be awarded by the Bank to San Joaquin Valley nonprofit organizations serving our geographic footprint, focusing on education, health and human services and economic development at the conclusion of first quarter,” said James M. Ford, President of Central Valley Community Bank.
Central Valley Community Bank was first founded in Clovis, California on January 10, 1980 with just 12 bankers, one banking office and $2,000,000 in assets. In the 35 years since, the Bank has expanded to employ nearly 300 team members, operate 21 full-service offices throughout the San Joaquin Valley and the Bank had $1.1 billion in assets at the end of third quarter 2014.
“The highlight of my 40-year banking career has been seeing the incredible growth of the Bank and our team. Over the last 17 years, we have nearly quadrupled branch locations and team members, and assets are seven times higher than they were in 1998. More importantly, as a team we have educated and helped Valley businesses and communities grow and succeed. The future for the Bank is bright under Jim’s leadership and that of our experienced Executive Management team who is guided by our strategic vision for the future and will continue to provide the highest level of service to our customers, community and shareholders. I am humbled to have served the Bank as CEO and look forward to my continued role with Dan Cunningham and the rest of our esteemed Board of Directors as Chairman of the Board,” said Daniel J. Doyle, President and Chief Executive Officer of Central Valley Community Bancorp and Chief Executive Officer of Central Valley Community Bank.
Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Fresno, California, was founded in 1979 and is the sole banking subsidiary of Central Valley Community Bancorp. Central Valley Community Bank currently operates 21 full-service offices in Clovis, Exeter, Fresno, Kerman, Lodi, Madera, Merced, Modesto, Oakhurst, Prather, Sacramento, Stockton, Tracy and Visalia, California.

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Additionally, the Bank operates Commercial Real Estate Lending, SBA Lending and Agribusiness Lending Departments. Investment services are provided by Investment Centers of America and insurance services are offered through Central Valley Community Insurance Services LLC.
Members of Central Valley Community Bancorp’s and the Bank’s Board of Directors are: Daniel N. Cunningham (Chairman), Sidney B. Cox, Edwin S. Darden, Jr., Daniel J. Doyle, F. T. “Tommy” Elliott, IV, Steven D. McDonald, Louis McMurray, William S. Smittcamp,
Joseph B. Weirick, and Wanda L. Rogers (Director Emeritus). More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com. Also, visit Central Valley Community Bank on Twitter and Facebook.
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Forward-looking Statements- Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements contained herein that are not historical facts, such as statements regarding the Company’s current business strategy and the Company’s plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties.  Such risks and uncertainties include, but are not limited to (1) significant increases in competitive pressure in the banking industry; (2) the impact of changes in interest rates, a decline in economic conditions at the international, national or local level on the Company’s results of operations, the Company’s ability to continue its internal growth at historical rates, the Company’s ability to maintain its net interest margin, and the quality of the Company’s earning assets; (3) changes in the regulatory environment; (4) fluctuations in the real estate market; (5) changes in business conditions and inflation; (6) changes in securities markets; and (7) the other risks set forth in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013.  Therefore, the information set forth in such forward-looking statements should be carefully considered when evaluating the business prospects of the Company.